EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors

Travelers Property Casualty Corp.:

We consent to the use of our reports, dated January 23, 2003, with respect to the consolidated balance sheet of Travelers Property Casualty Corp. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, and all related financial statement schedules, which appear in the December 31, 2002 Annual Report on Form 10-K, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the registration statement on Form S-4 (SEC File No. 333-11072) incorporated herein by reference.

Our reports, dated January 23, 2003, refer to changes in the methods of accounting for goodwill and other intangible assets in 2002 and accounting for derivative instruments and hedging activities and for securitized financial assets in 2001.

We also consent to the use of our reports, dated January 28, 2004, with respect to the consolidated balance sheet of Travelers Property Casualty Corp. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, and all related financial statement schedules, which appear in the December 31, 2003 Annual Report on Form 10-K, incorporated herein by reference, and to the incorporation by reference in the registration statement on Form S-4 (SEC File No. 333-11072).

Our reports, dated January 28, 2004, refer to changes in the methods of accounting for goodwill and other intangible assets in 2002 and accounting for derivative instruments and hedging activities and for securitized financial assets in 2001.

/s/ KPMG LLP

Hartford, Connecticut

March 26, 2004